EXHIBIT 99.8
October 26, 2010
Export Development Canada
151 O’Connor Street
Ottawa, Ontario
K1A 1K3
Dear Sirs:
     In connection with the issue and sale of U.S. $1,000,000,000 1.250% United States Dollar Bonds due October 27, 2015 (the “Bonds”) of Export Development Canada (“EDC”) to be sold pursuant to an Underwriting Agreement dated as of October 20, 2010 as more particularly described in the Prospectus Supplement dated October 20, 2010 to the Basic Prospectus dated December 17, 2009 (the “Prospectus Supplement”), I have been asked, as Legal Counsel to EDC, to furnish you with an opinion in respect of the legality of the Bonds.
     I have made or caused to be made such investigations and examinations of such legislation and proceedings and have reviewed or caused to be reviewed such documents relating to the issue of the Bonds as I have considered necessary for the purposes of this opinion.
     The Bonds will be issued pursuant to the following authority:
(a)	the Export Development Act, R.S.C. 1985, Chap. E-20, as amended (the “Act”);

(b)	the Financial Administration Act, R.S.C. 1985, Chap. F-11, as amended;

(c)	the Standing Resolution Authorizing The Issuance of Debt Instruments, adopted by the Board of Directors of EDC on June 19, 2009, which became effective on July 25, 2009 (the “Standing Resolution”);

(d)	the “Determination of Terms — Series 10-23” dated as of October 20, 2010 and signed by the Senior Vice-President and Chief Financial Officer of EDC whereby, pursuant to the Standing Resolution and the powers vested in him by the Act, he fixed the terms and conditions of the Bonds; approved the terms of the Underwriting Agreement “including the underwriters listed therein”; appointed Citibank, N.A. as fiscal agent, transfer agent, registrar and paying agent (the “Fiscal Agent”); and approved the terms of the agreement dated as of October 27, 2010 between EDC and the Fiscal Agent (the “Fiscal Agency Agreement” including the form of the Bonds); and

(e)	a letter received from the Minister of Finance, to the President and Chief Executive Officer of EDC in which he approves the issue and sale by EDC of the Bonds pursuant to Subsection 127(3) of the Financial Administration Act.
     Based upon the foregoing and relying in particular on statutes and documents set out in full above I am of the following opinion:
1.	EDC exists as a corporation created by the Parliament of Canada pursuant to the Act and is an agent of Her Majesty in right of Canada (“Canada”) with full power and authority to conduct its business as described in the Prospectus Supplement; pursuant to the provisions of the Financial Administration Act, EDC is named as a Crown corporation.

2.	The Bonds have been duly authorized by all necessary corporate action of EDC and, subject at the time of issue of the Bonds to the approval of the Minister of Finance continuing in full force and effect and to compliance with the limitation on the aggregate borrowing of EDC contained in Section 14 of the Act and in the authorizing resolution, upon being duly signed personally or in facsimile by the duly appointed officers of EDC, and upon being duly authenticated and issued against payment therefor, the Bonds will constitute legal, valid and binding direct, unconditional and general obligations of EDC and, as such, of Canada in accordance with their terms, all irrespective of any reconstruction, reorganization, amalgamation, merger, liquidation, dissolution or winding up of EDC or any transfer, sale or other disposition of all or substantially all of the assets of EDC.

3.	The Bonds, when duly executed, authenticated, and issued against payment, subject at the time of issue as set forth above, will constitute securities issued on behalf of Canada with the authority of Parliament and as such the payment of the principal thereof and interest thereon will be a charge on and will be payable out of the Consolidated Revenue Fund of Canada.
     I hereby consent to the inclusion of this opinion letter as an exhibit to Amendment No. 2 to EDC’s Annual Report on Form 18-K for the year ended December 31, 2009 and to the use of the reference to the Legal Counsel for EDC under the heading “Legal Opinions” in the Prospectus Supplement.
Yours truly,
EXPORT DEVELOPMENT CANADA
/s/ Nadine Sciacca
Nadine Sciacca
as Legal Counsel
for Export Development Canada
and without personal responsibility